EXHIBIT 99.1

January 8, 2015

Board of Directors

Halcón Resources Corporation

1000 Louisiana St., Suite 6700

Houston, Texas 77002

To the Board of Directors:

Please accept this correspondence as formal notice of my resignation from the board of directors (the “Board”) of Halcón Resources Corporation, a Delaware corporation (the “Company”), including from my positions as lead independent director and chairman of the Audit Committee of the Board, effective January 8, 2015, and of my intent not to stand for re-election to the Board.

My resignation and refusal to stand for re-election are solely due to personal reasons and are not due to a disagreement with the Company or any of its subsidiaries on any matters related to their operations, policies or practices.

I thank you for the opportunity to have served on the Board and wish the Board and the Company all the best in its future endeavors.

Sincerely,

/s/ James L. Irish III
James L. Irish III